CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) dated as of June 30, 2005 is entered into by and between Black Hills Corporation (“Company”) and David R. Emery (“Employee”).

1.	RECITALS.

The Board of Directors of the Company ("Board") has determined that it is in the best interests of the Company and its shareholders to encourage the Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control (as defined below). Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

2.     DEFINITIONS.

“AFFILIATE” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

“BENEFICIAL OWNER” or “BENEFICIAL OWNERSHIP” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act”

“CAUSE” means those events or conditions described in paragraph 9(a)(1) and (2) below.

"CHANGE IN CONTROL" shall mean any of the following events:

(a) The acquisition in a transaction or series of transactions by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Company; provided, however, that for purposes of this Agreement, the following acquisitions will not constitute a Change in Control: (A) any acquisition by the Company; (B) any acquisition of common stock of the Company by an underwriter holding securities of the Company in connection with a public offering thereof; and (C) any acquisition by any Person pursuant to a transaction which complies with subsections (c) (i), (ii) and (iii), below;

(b) Individuals who, as of December 31, 2004 are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(c) Consummation, following shareholder approval, of a reorganization, merger, or consolidation of the Company and/or its subsidiaries, or a sale or other disposition (whether  by sale, taxable or non-taxable exchange, formation of a joint venture or otherwise) of fifty percent (50%) or more of the assets of the Company and/or its subsidiaries (each a “Business Combination”), unless, in each case, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were beneficial owners of shares of the common stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more that fifty percent (50%) of the combined voting power of the then outstanding shares of the entity resulting from the Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries)(the “Successor Entity”); (ii) no Person (excluding any Successor entity or any employee benefit plan or related trust, of the Company or such Successor Entity) owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Successor Entity, except to the extent that such ownership existed prior to such Business Combination; and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with subsections (c) (i), (ii), and (iii) above.

(e) A Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock as a result of the acquisition of Common Stock by the Company which, by reducing the number of shares of Common Stock then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Stock by the Company, and after such stock acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Common Stock which increases the percentage of the then outstanding Common Stock Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(f) A Change in Control shall not be deemed to occur unless and until all regulatory approvals required in order to effectuate a Change in Control of the Company have been obtained and the transaction constituting the Change in Control has been consummated.

“EFFECTIVE DATE" shall mean the first date on which a Change in Control occurs. The Effective Date does not occur and no benefits shall be paid under this Agreement if for any reason the Employee is not an employee of the Company on the day prior to the Effective Date.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.”

"GOOD REASON" means those events or conditions described in paragraph 9(c)(i) through (vii) below.

"NOTICE OF TERMINATION" shall mean a notice which indicates the specific termination provision in this Agreement, if any, relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provisions so indicated. Any purported termination by the Company or Employee shall be communicated by written notice of termination to the other.

“OMNIBUS INCENTIVE COMPENSATION PLAN” shall mean the incentive compensation plan known as the “Black Hills Corporation Omnibus Incentive Compensation Plan” as adopted on May 30, 2001, and as amended or replaced from time to time thereafter prior to the Effective Date.

"PENSION EQUALIZATION PLAN" is the Company's pension equalization plan as amended and restated effective January 27, 1995, and as amended or replaced from time to time thereafter prior to the Effective Date.

"PENSION PLAN" is the Company's tax qualified defined benefit pension plan as amended and restated effective October 1, 1989, and as amended from time to time thereafter prior to the Effective Date.

“PERSON” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

"PROTECTION PERIOD" shall mean the time period beginning on the Effective Date and which shall expire on the third anniversary of the Effective Date; provided, that the Protection Period shall in no event extend beyond the first day of the month following the month in which the Employee attains age 65, if Employee is an executive officer of the Company on the Effective Date.

“RETIREMENT SAVINGS PLAN” shall mean the Black Hills Corporation Retirement Savings Plan (401K) as amended and restated on June 1, 2000, and as further amended from time to time thereafter prior to the effective date.

“SEVERANCE COMPENSATION” means the Employee’s base salary and annual incentive payment, together with discretionary bonuses paid in cash or vested stock, on a calendar-year basis.

“SUBSIDIARY” means any corporation, partnership, limited liability company, joint venture, or other entity in which the Company has a majority voting interest.

"TERMINATION DATE" shall mean the date subsequent to a Change in Control that the Employee’s employment with the Company terminates.

"WELFARE BENEFITS" shall mean the Black Hills Corporation Medical and Dental Plan, the Black Hills Corporation Flexible Benefit Plan, and the Black Hills Corporation Employee Life and Long-Term Disability Plan, and the Short-Term Disability Plan, as the
plans and the terms and conditions thereof exist on the day prior to the Effective Date.

3.	TERM OF AGREEMENT.

The Term of this Agreement shall commence on the date of execution and shall continue in effect until June 1, 2008. If no Change in Control shall have occurred during the Term, this Agreement shall expire. If a Change in Control occurs during the Term, this Agreement shall remain in effect for full performance according to its terms. Upon expiration of this Agreement, the Company, by action of its Board of Directors, may elect to renew or not renew this Agreement, or may offer to renew the Agreement subject to modifications of any term or condition, at its discretion. The Board of Directors may, in its discretion, terminate this Agreement prior to the expiration of the Term, in the event that Employee, for any reason, ceases to be employed with the Company in a position as an executive officer within the meaning of the Exchange Act..

4.	EMPLOYMENT.

Subject to the provisions of this Agreement, during the Protection Period the Company agrees to continue to employ the Employee and the Employee agrees to remain in the employ of the Company. During the Protection Period, the Employee shall be employed at a position substantially similar to Employee’s position prior to the Change in Control or in such other capacity as may be mutually agreed to in writing by the parties. Employee shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar capacity.

During the Protection Period, excluding periods of vacation and sick leave to which Employee is entitled, Employee agrees to devote full attention and time during usual business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to Employee hereunder. It is expressly understood and agreed that to the extent that any civic, charitable or industry-related activities have been conducted by Employee prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Employee’s responsibilities to the Company.

5.	COMPENSATION.

During the Protection Period, the Company agrees to pay or cause to be paid to employee Annual Compensation at a rate at least equal to the highest rate of the Employee’s Annual Compensation as in effect at any time within one year preceding the Effective Date, and as may be increased from time to time. Such Annual Compensation shall be payable in accordance with the Company's customary practices applicable to its officers and employees. For purposes of this Agreement, "Annual Compensation" shall mean all of the following compensation paid to the Employee by the Company during a calendar year: (a) amounts which are includable in the gross income of the Employee for federal income tax purposes, including base salary, targeted annual incentive bonus, targeted long-term incentive grants and awards; and (b) matching contributions or other benefits payable under the Retirement Savings Plan; but excluding restricted stock awards, performance units or stock options that become vested or exercisable pursuant to Article 15 (Change in Control) of the Omnibus Incentive Compensation Plan, in a calendar year.

6.	EMPLOYEE WELFARE AND PENSION BENEFITS.

During the Protection Period, the Company shall provide to the Employee the Welfare Benefits and the Pension Plan, including supplemental medical insurance, travel accident insurance, short-term disability, long-term disability or life insurance benefits, or other substantially similar employee welfare and pension benefits, but in no event on a basis less favorable in terms of benefit levels and coverage than the Welfare Benefits and the Pension Plan. In the event Employee is not a participant in the Welfare Benefits or the Pension Plan prior to a Change of Control, then Company shall have no obligation to provide the Welfare Benefits or the Pension Plan or other substantially similar employee welfare and pension benefits as provided in this paragraph.

7.	PENSION EQUALIZATION PLAN.
During the Protection Period, the Company shall continue to provide to Employee (if Employee was a participant prior to the Change in Control) coverage and participation under the Pension Equalization Plan or a substantially similar supplemental retirement plan, but in no event on a basis less favorable in terms of benefit levels and coverage than the Pension Equalization Plan.

8.	OTHER BENEFITS.

(a) Fringe Benefits, Perquisites, Vacation and Sick Leave. During the Protection Period, Employee shall be entitled to all fringe benefits, perquisites, and paid-time-off generally made available by the Company to its Employees. Unless otherwise provided herein, the fringe benefits, perquisites, and paid-time-off provided to Employee shall be on the same basis and terms as other similarly situated employees of the Company, but in no event shall be less favorable than the most favorable fringe benefits, perquisites, or paid-time-off to Employee at any time within one year preceding the Effective Date, or if more favorable, at any time thereafter.

(b) Expenses. Employee shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company.

(c) Indemnity. If, at the time of a Change in Control, the Employee was covered by an Indemnity Agreement, and/or Directors’ and Officers’ Insurance (D & O) coverage, then the Indemnity Agreement and D & O coverage shall continue in full force and effect throughout the Protection Period, and beyond the Protection Period, with respect to claims arising out of acts or omissions of the Employee prior to a Change in Control. If, following a Change in Control, Company or a Successor Entity adopts substitute Indemnity Agreements, and/or D & O coverage, for employees having substantially the same authority, duties, and responsibilities as Employee, then Employee shall be entitled to receive the benefit of such protection with respect to claims arising from acts or omissions of Employee following a Change in Control.

9.	TERMINATION.

During the Protection Period, Employee’s employment hereunder may be terminated under the following circumstances:

(a) Cause. The Company may terminate Employee’s employment for "Cause." A termination of employment is for "Cause" if Employee (1) enters a guilty plea, pleads nolo contendre to, or is convicted of a felony offense that is demonstrably injurious to the Company; (2) intentionally engages in other conduct which is demonstrably injurious to the Company, monetarily or otherwise; or (3) fails, after reasonable request, to cooperate with the Company or governmental authorities in connection with a civil or criminal regulatory investigation or proceeding, or other civil litigation involving the Company; provided, however, that no termination of Employee’s employment shall be for Cause as set forth in clauses (2) or (3), above, unless (i) there shall have been delivered to Employee a copy of a written Notice of Termination, at least thirty (30) days in advance of the Termination Date, setting forth that Employee was guilty of the conduct set forth in such applicable clause and specifying the particulars thereof in detail; and (ii) Employee shall have been provided an opportunity to be heard by the Board (with the assistance of Employee’s counsel if Employee so desires). No act, nor failure to act, on Employee’s part shall be considered "intentional" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by Employee after a Notice of Termination is given to the Employee shall constitute Cause for purposes of this Agreement.

(b) Disability. The Company may terminate Employee’s employment after having established Employee’s Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity because of which Employee is receiving benefits under the Company sponsored long-term disability plan in which the Employee participates. Employee shall be entitled to the compensation and benefits provided for under this Agreement for any period during Protection Period and prior to the establishment of Employee’s Disability, during which Employee is unable to work due to a physical or mental infirmity, and up to the date long-term disability benefits are actually paid. Notwithstanding anything contained in this Agreement to the contrary, and subject to applicable law and the provisions of the Company’s long-term disability policy, until the Termination Date specified in a Notice of Termination relating to Employee’s Disability, Employee shall be entitled to return to his position with the Company as set forth in this Agreement in which event no Disability of Employee will be deemed to have occurred.

(c) Good Reason. During the Protection Period, the Employee may terminate his employment for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean the occurrence after the Effective Date of any of the events or conditions described below:

(i) A material reduction of the Employee’s authority, duties, or responsibilities from those in effect prior to the Effective Date, other than an insubstantial or inadvertent reduction that is remedied by the Company promptly after receipt of notice thereof given by Employee; provided that, any reduction in the foregoing resulting merely from the acquisition of the Company, or any Business Combination, by reason of which the Company thereafter exists as a subsidiary or division of another entity, shall not constitute Good Reason;

(ii) A reduction in the Employee’s Annual Compensation as defined in Section 5, or any failure to pay the Employee any compensation or benefits to which he is entitled within seven (7) days of the date due;

(iii) Any material breach by the Company of any provision of this Agreement, including, but not limited to, the Company's failure to provide the Employee Welfare and Pension Benefits and Pension Equalization Plan as set forth in Sections 6 and 7 above;

(iv) The Company's requiring the Employee to be based outside a 50-mile radius from Employee’s usual and normal place of work prior to the Change in Control, except for reasonably required travel on the Company's business which is not substantially greater than such travel requirements prior to the Effective Date;

(v) Any purported termination of the Employee’s employment for Cause by the Company which does not comply with the terms of Section 9(a) above; or

(vi) The failure of the Company to obtain an agreement, satisfactory to the Employee, from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in Section 14 hereof.

(vii) During the “Window Period”, which shall mean the 30-day period immediately following the first anniversary of the Effective Date, the Employee may elect to terminate his employment for any reason, and such termination will be considered termination for Good Reason.

In order to effectuate a termination under this Section 9(c), the Employee shall promptly deliver written notice to the Company upon the occurrence of, and stating the grounds for Good Reason in support of termination. For purposes of determining the amount of any cash payment payable to the Employee in accordance with Section 10, any reduction in compensation or benefits that would constitute Good Reason hereunder shall be deemed not to have occurred.

10.	COMPENSATION UPON TERMINATION.
Upon termination of Employee's employment, prior to the end of the Protection Period, Employee shall be entitled to the following benefits:

(a) If Employee’s employment with the Company shall be terminated (i) by the Company for Cause or Disability, or (ii) by reason of Employee’s death, or (iii) by Employee without "Good Reason," the Company shall pay Employee all amounts earned or accrued through the Termination Date, but not paid as of the Termination Date, including all Annual Compensation, reimbursement for reasonable and necessary expenses incurred by Employee on behalf of the Company during the period ending on the Termination Date, together with accrued vacation pay, and paid time off (collectively "Accrued Compensation"). In addition to the foregoing, if the Employee’s employment is terminated by the Company for Disability or by reason of the Employee’s death, the Company shall pay to the Employee or his beneficiaries an amount equal to the "Pro Rata Bonus" (as hereinafter defined). For purposes of this Agreement, "Pro Rata Bonus" shall mean an amount equal to 100% of the target bonus that the Employee would have been eligible to receive for the Company's fiscal year in which the Employee's employment terminates, multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365.

(b) If the Employee’s employment with the Company shall be terminated (other than by reason of death) (i) by the Company other than for Cause or Disability, (ii) by Employee for Good Reason, Employee shall be entitled to the following:

(i) The Company shall pay Employee all Accrued Compensation and a Pro Rata Bonus;

(ii) The Company shall pay Employee, in lieu of any further compensation for periods subsequent to the Termination Date, a lump sum severance payment, in cash, in an amount equal to (w) 2.99 times (x) the Employee’s average Severance Compensation for the most recent five taxable years ending prior to the Change in Control. Notwithstanding the foregoing, if the Employee is an executive officer who has attained the age of 62 on the Termination Date, the severance payment to be paid under this subsection shall be the amount described above multiplied by a fraction, the numerator of which shall be the number of days remaining until the Employee’s 65th birthday, and the denominator of which shall be 1095.

(iii) Within ten (10) business days after the Termination Date, and as a condition of receiving payments provided in Section 10 (b) (ii), Employee shall execute and deliver to Company the Waiver and Release Agreement (“Release”) attached hereto as Exhibit A. The severance payment shall not be paid unless the Employee has executed and delivered the Release, and the Release has become irrevocable as provided therein. Prior to the Effective Date, the Company may revise the Release to conform to applicable law, so long as the Release does not increase the obligations of Employee thereunder;

(iv) If Employee, prior to the Termination Date, was a participant in any Welfare Benefits, the Company shall at its expense continue on behalf of Employee and his dependents and beneficiaries, for a period of three (3) years following the Termination Date, the Welfare Benefits or similar benefits no less favorable than the benefit levels and coverage provided to Employee prior to the Termination Date. Employee shall pay the employee portion of applicable premiums required to be paid by active employees of the Company. At its election, the Company may provide Employee and his dependents with equivalent benefits outside the Welfare Benefit plans or by providing Employee a cash payment sufficient for Employee to purchase equivalent benefits, so long as the net after-tax benefit is the same as if the Employee had remained an employee of the Company, and the benefits made available to Employee provide no loss or discontinuation of benefits, and full waiver of any preexisting condition of the Employee and any of the Employee’s eligible dependents. The Company's obligation with respect to the foregoing benefits shall be discontinued in the event that Employee becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Employee or the Employee’s eligible dependents. For purposes of this provision, Employee shall have a duty to inform Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment.

(v) Following the three (3) year period described in Section 10(b)(iv), above, Employee may elect to receive coverage under employee welfare plans of the Successor Entity at his then-current level of benefits (or reduced coverage at Employee’s election) by paying the premiums charged to regular full-time employees for such coverage. Such coverage shall provide benefits no less favorable than the benefits and coverage provided in the Welfare Benefits, with no loss or discontinuation of benefits, and full waiver of any preexisting condition of the Employee and any of the Employee’s eligible dependents. In the event of this election, Employee shall be eligible to receive such coverage, through the date of his retirement, and subsequently shall be eligible to continue coverage under the Successor Entity’s retiree health insurance coverage.

(vi) Employee shall be entitled to an amount of credited service for benefit accrual and vesting purposes under the Pension Equalization Plan (if Employee was a participant therein prior to a Change in Control) equal to a period of three (3) years following the Termination Date, and it shall be assumed for purposes of determining benefits under the Pension Equalization Plan, that Employee’s employment continued during such time period at the compensation level provided for in Section 5 above. In addition (if Employee was a participant in the Pension Plan prior to a Change in Control), the Employee shall be entitled to a supplemental Pension Plan benefit, which shall be the excess, if any, of (x) the amount that Employee would have been entitled to receive under the Pension Plan as if (i) Employee received additional credited service under the Pension Plan for an additional three (3) years, and (ii) Employee’s Annual Compensation as defined in Section 5 above remained in effect during such time period over (y) the amount that Employee will actually receive under the Pension Plan. This supplemental benefit shall be determined using the same factors, actuarial or otherwise, as used in determining Employee’s Pension Plan benefit and shall be payable at like terms and in like manner as the Pension Plan benefit. This supplemental benefit is not payable unless and until the Employee receives Pension Plan benefits.

(vii) The Company shall, to the extent necessary and only to the extent necessary, modify the timing of delivery of Severance Compensation if it is determined that the timing would subject the Severance Compensation to the additional tax and/or interest assessed under Code Section 409A. In such event, such payments shall occur as soon as practicable without causing such payments to trigger tax penalty under Code Section 409A.

11.	OFFSET.

Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and except as provided in Section 10(b)(iv), such payments shall not be reduced whether or not Employee obtains other employment.

12.	TAX EFFECT.

(a) Gross-Up Payment. In the event it shall be determined that any Severance Compensation payment or distribution of any type by the Company, or by any Affiliate of the Company, or by any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or any Affiliate of such Person, to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments") (including but not limited to distribution of stock or options which vest upon a Change in Control pursuant to the Omnibus Incentive Stock Plan), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Company shall pay an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income tax, penalties, interest and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. The Gross-Up Payment shall not include applicable payroll taxes, state or federal income taxes on the Total Payments, however. The Gross-Up Payment shall be made by the Company to the Department of the Treasury, Internal Revenue Service (IRS), or other appropriate taxing agency.

Notwithstanding the foregoing, in the event that the amount of the Total Payments does not exceed 110% of the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax (the “Safe Harbor Amount”), then the Employee’s Total Payments shall be reduced to an amount equal to the Safe Harbor Amount. In applying any reduction required herein, Employee may elect whether the non-cash severance benefits or the cash severance benefits shall first be reduced.

(b) For purposes of determining the Gross-Up Payment, Employee shall be deemed to pay federal, state, and local income taxes at the highest applicable marginal rate for the calendar year in which the Gross-Up Payment is to be made net of the maximum reduction in federal income taxes that could be obtained from the deduction of state and local taxes. All determinations required to be made under this Section 12 shall be made by the Company in reliance upon any advice it deems appropriate, including but not limited to decisions regarding whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, whether and in what manner any Payments are to be reduced, and the assumptions to be used in arriving at such determinations. The decision of the Company shall be binding on the Employee, except to the extent the IRS or a court of competent jurisdiction makes a final and binding determination inconsistent therewith. The Company shall provide detailed supporting calculations to the Employee within 15 business days after receiving notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. Any Gross-Up Payment that becomes due pursuant to this Section 12 shall be paid promptly by the Company to Employee, but not later than five business days prior to the due date for the payment of the Excise Tax. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Company, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company determines that there has been an Underpayment or exhausts its remedies pursuant to Section 12 (c), and Employee thereafter is required to make a payment of any Excise Tax, the Company shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

(c) Employee shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of a Gross-Up Payment (or an additional Gross-Up Payment). Such notification shall be given as soon as practicable, but no later than ten business days after Employee is informed in writing of such claim. Employee shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)	Cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) Permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 12(c), the Company shall control all proceedings taken in connection with such contest and, in its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, in its sole discretion, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder. Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

(d) If, at any time after receiving a Gross-Up Payment, Employee receives any refund of the associated Excise Tax, Employee shall (subject to the Company’s having complied with the requirements of Section 12(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon net of all applicable taxes.

13.	OUTPLACEMENT SERVICES.

The Company shall, at its expense, permit the Employee to participate in outplacement assistance services, as determined by the Company, which are: (a) as to executive officers, at a level appropriate for senior management of a public company; and (b) not more than six (6) months in duration. Outplacement services shall be provided in kind; cash shall not be paid in lieu thereof, nor will cash compensation be increased if Employee declines or does not use outplacement services.

14.	SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor or assign would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor or assign to expressly and unconditionally assume and agree to perform the obligations of the Company and each Employer under this Agreement, in the same manner and to the same extent that the Company and each Employer would be required to perform it if no such succession or assignment had taken place.

Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

15.	FEES AND EXPENSES.

The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by the Employee as they become due as a result of (a) the Employee’s termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (b) the Employee seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Employee is or may be entitled to receive benefits; provided, however, that the circumstances set forth in clauses (a) and (b) of this Section (other than as a result of the Employee’s termination of employment at the expiration of the Protection Period) occurred on or after a Change in Control. For purposes of this Section, the Employee will not be deemed to have incurred legal fees or expenses reasonably or in good faith if, following resolution of a dispute under this Agreement, he has failed to prevail on at least one material issue in dispute.

16.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

17.	NONEXCLUSIVITY OF RIGHTS.

Except as expressly provided herein, nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which Employee may qualify, nor shall anything herein limit or reduce such rights as Employee may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement; provided, however, and notwithstanding anything contained in this Agreement, in the event that Employee is not a participant in or eligible to participate in any Welfare Benefits or the Pension Plan, then nothing contained in this Agreement shall be deemed to provide for or suggest the right in Employee to be a participant in or be eligible to participate in the Welfare Benefits or the Pension Plan.

18.	CONFIDENTIAL INFORMATION.

The Employee shall hold in a fiduciary capacity for the benefit of the Company all material proprietary information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). After termination of the Employee’s employment with the Company, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

19.	MISCELLANEOUS.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

20.	GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of South Dakota.

21.	SEVERABILITY.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

22.	NO GUARANTEED EMPLOYMENT.

Employee and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Employee and the Company, the employment of Employee by the Company is "at will" and, prior to the Effective Date, may be terminated by either Employee or the Company at any time. Moreover, if prior to the Effective Date, Employee’s employment with the Company terminates, Employee shall have no further rights under this Agreement.

23.	NO ADMINISTRATION.

The parties hereto understand and agree that this Agreement shall not be subject to a separate ongoing administrative scheme to administer the benefits of this Agreement in that the benefits provided hereunder are capable of simple or mechanical determination upon the happening of a required event or events.

24.	SUBSIDIARY DEEMED TO BE COMPANY FOR PORTIONS OF AGREEMENT.

In the event that subsequent to the date of this Agreement the Employee becomes an employee of a Subsidiary of the Company, or in the event that any Employee is an employee of a Subsidiary of the Company, the references to “Company” in this Agreement shall be deemed to be a reference to the Subsidiary which may employ the Employee to the extent necessary to preserve the intent of this Agreement; provided, that nothing herein shall mean or suggest that any benefits are applicable hereunder upon a Change in Control of a Subsidiary rather than the Company.

25.	ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

Dated this 30th day of June, 2005.

BLACK HILLS CORPORATION

By: /s/Steven J. Helmers
Title: Sr. Vice President
and General Counsel

EMPLOYEE

/s/ David R. Emery
David R. Emery

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (the "Waiver and Release") is entered into by and among Black Hills Corporation ("Company") and David R. Emery ("Employee") this ____ day of _______________, _____.

1.  General Waiver and Release. For and in consideration of the agreement of Company to provide Employee the severance benefits described in that certain Change in Control Agreement, dated as of June ____, 2005, between Employee and the Company (the "Agreement"), Employee, with the intention of binding himself and all of his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, and all of their respective past and present officers, directors, stockholders, employees, agents, parent corporations, predecessors, subsidiaries, affiliates, estates, successors, assigns and attorneys (hereinafter collectively referred to as "Released Parties") from any and all claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, rights, damages, promises, demands or liabilities (hereinafter collectively referred to as "Claims") whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Employee, individually or as a member of any class, now has, owns or holds or has at any time heretofore ever had, owned or held against the Released Parties, which arise out of or are in any way connected with Employee's employment with the Company or any of the Released Parties or the termination of any such employment relationship, including, but not by way of limitation, Claims pursuant to federal, state or local statute, regulation, ordinance or common-law for (i) employment discrimination; (ii) wrongful discharge; (iii) breach of contract; (iv) tort actions of any type, including those for intentional or negligent infliction of emotional harm; and (v) unpaid benefits, wages, compensation, commissions, bonuses or incentive payments of any type, except as follows:

a.	Those obligations of the Company and its affiliates under the Agreement, pursuant to which this Waiver and Release is being executed and delivered;

b.
Claims, if any, for Employee's accrued or vested benefits under the retirement plans, savings plans, investment plans and employee welfare benefit plans, if any, of the Released Parties (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA")), as amended; provided, however, that nothing herein is intended to or shall be construed to require the Released Parties to institute or continue in effect any particular plan or benefit sponsored by the Released Parties and the Company and all other Released Parties hereby reserve the right to amend or terminate any such plan or benefit at any time; and

c.
Any rights to indemnification or advancement of expenses to which Employee may otherwise be entitled pursuant to the Articles of Incorporation or Bylaws of any of the Released Parties, or by contract or applicable law, as a result of Employee's service as an officer or director of any of the Released Parties.

Employee further understands and agrees that he has knowingly relinquished, waived and forever released any and all remedies arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys' fees.

2.  Waiver and Release of ADEA Claims. Without limiting the generality of the foregoing, and also for and in consideration of the Company's agreement to provide Employee severance payments and benefits as described in the Agreement, Employee specifically acknowledges and agrees that he does hereby knowingly and voluntarily release the Company and all other Released Parties from any and all claims arising under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq. ("ADEA"), which Employee ever had or now has from the beginning of time up to the date this Waiver and Release is executed, including, but not by way of limitation, those ADEA Claims which are in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company or any other Released Parties and Employee. Employee also acknowledges that he has been provided with a notice, as required by the Older Workers Benefit Protection Act of 1990, that contains (i) information about the individuals covered under the Agreement, (ii) the eligibility factors for participation in the Agreement, (iii) the time limits applicable to the Agreement, (iv) the job titles and ages of the employees designated to participate in the Agreement, (v) and the ages of the employees in the same job classification who have not been designated to participate in the Agreement. Employee further acknowledges and agrees that he has been advised to consult with an attorney prior to executing this Waiver and Release and that he has been given forty-five (45) days to consider this Waiver and Release prior to its execution. Employee agrees that in the event that he executes this Waiver and Release prior to the expiration of the forty-five (45) day period, he shall waive the balance of said period. Employee also understands that he may revoke this Waiver and Release of ADEA Claims at any time within seven (7) days following its execution and that, if Employee revokes this Waiver and Release of ADEA Claims within such seven (7) day period, it shall not be effective or enforceable and he will not receive the above-described consideration or any payments provided for in the Agreement that have not been paid.

3.  Covenant Not to Sue. Employee acknowledges and agrees that this Waiver and Release may not be revoked at any time after the expiration of the seven (7) day revocation period and that he will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Waiver and Release. Should Employee ever attempt to challenge the terms of this Waiver and Release, attempt to obtain an order declaring this Waiver and Release to be null and void, or institute litigation against any of the Released Parties based upon a Claim other than an ADEA Claim which is covered by the terms of this Waiver and Release, Employee will as a condition precedent to such action repay all monies paid to him under the terms of this Waiver and Release. Furthermore, if Employee does not prevail in an action to challenge this Waiver and Release, to obtain an order declaring this Waiver and Release to be null and void, or in any action against any of the Released Parties based upon a Claim other than an ADEA Claim which is covered by the Waiver and Release set forth herein, Employee shall pay to the Company and/or the appropriate Released Parties all their costs and attorneys' fees incurred in their defense of Employee's action.

Provided, however, that it is understood and agreed by the parties that Employee shall not be required to repay the monies paid to him under the terms of this Waiver and Release or pay the Company and/or the appropriate Released Parties all their costs and attorneys' fees incurred in their defense of Employee's action (except those attorneys' fees or costs specifically authorized under federal law) in the event that Employee seeks to challenge his Waiver and Release of Claims under the ADEA.

4.  Denial of Liability. Employee acknowledges and agrees that neither the payment of severance payments or benefits under the Agreement nor this Waiver and Release is to be construed in any way as an admission of any liability whatsoever by Company or any of the other Released Parties, by whom liability is expressly denied.

5.  Agreement Not to Seek Further Relief. Employee acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date of execution of this Waiver and Release, filed any complaints, charges or lawsuits against any of the Released Parties with any governmental agency or any court or tribunal, and that he will not do so at any time hereafter. Employee further acknowledges and agrees that he hereby waives any right to accept any relief or recovery, including costs and attorneys' fees that may arise from any charge or complaint before any federal, state or local court or administrative agency against the Released Parties.

6.  Company Property. Employee agrees that he will not retain or destroy, and will immediately return to the Company, any and all property of the Company in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, personal items or equipment provided for his use, customer files and information, all other files and documents relating to the Company and its business, together with all written or recorded materials, documents, computer disks, plans, records or notes or other papers belonging to the Company. Employee further agrees not to make, distribute or retain copies of any such information or property.

7.  Confidentiality Agreement. Employee acknowledges that the terms of this Waiver and Release must be kept confidential. Accordingly, Employee agrees not to disclose or publish to any person or entity, except as required by law or as necessary to prepare tax returns, the terms and conditions or sums being paid in connection with this Waiver and Release.

8.  Cooperation. Employee agrees to cooperate with the Company and its attorneys in connection with all lawsuits, claims, investigations, or similar proceedings, including the provision of testimony as my reasonably be required, arising out of or in any way related to Employee’s employment by the Company or any of its Subsidiaries.

9.  Acknowledgment. Employee acknowledges that he has carefully read and fully understands the terms of this Waiver and Release and the Agreement and that this Waiver and Release is executed by Employee voluntarily and is not based upon any representations or statements of any kind made by the Company or any or the other Released Parties as to the merits, legal liabilities or value of his claims. Employee further acknowledges that he has had a full and reasonable opportunity to consider this Waiver Release and that he has not been pressured or in any way coerced into executing this Waiver and Release.

10.           Choice of Laws. This Waiver and Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of South Dakota.

11.           Severability. With the exception of the waiver and releases contained in Sections 1 and 2 above, if any provision of this Waiver and Release is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this Waiver and Release and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision. In the event that both of the releases contained in Sections 1 and 2 above are unenforceable or are held to be unenforceable, the parties understand and agree that the remaining provisions of this Waiver and Release shall be rendered null and void and that neither party shall have any further obligation under any provision of this Waiver and Release.

12.           Entire Agreement. This document contains all terms of the Waiver and Release and supersedes and invalidates any previous agreements or contracts regarding the same subject matter. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

IN WITNESS WHEREOF, the undersigned acknowledges that he has read this Waiver and Release Agreement and sets his hand and seal this ____ day of _______________, _____.

EMPLOYEE

____________________________________
David R. Emery

BLACK HILLS CORPORATION

By:__________________________________
Title:

Subscribed and sworn to and subscribed before me this _____ day of _______________, _____.

____________________________________
Notary Public
My Commission Expires: